Exhibit 99.1

Behringer Harvard Acquires One City Centre, a Premier

Office Tower in the Heart of Downtown Houston

DALLAS, June 25, 2008 – Behringer Harvard announced today its acquisition of One City Centre, a 31-story office tower situated in the heart of Houston’s central business district (CBD).

“One City Centre is a premier high-rise asset with direct access to the most important pedestrian and mass-transit hubs in the CBD of one of America’s fastest growing metros,” said Robert M. Behringer, founder and chief executive officer of Behringer Harvard. “This is a stabilized property with a credit tenant base that we were able to favorably acquire below replacement cost with assumable debt at below-market rates.”

One City Centre provides more than 608,000 square feet of office space that is 93% leased.  The asset enjoys institutional amenities important to CBD-focused credit tenants, including two multilevel parking garages, a bank in the lobby and two delicatessens.  Three major tenants occupy 50% of the office space, and they have an average lease term of 11 years. High-grade finishes include exterior cladding of polished gray-and-white granite, and marble floors and walls in the lobby. Climate-controlled access is available to both parking garages, and to a strategic crossroads of the seven-mile underground pedestrian tunnel system containing many of the area’s retail and service amenities.

Few properties in downtown Houston offer as many transit options as One City Centre. Located at 1021 Main Street, One City Centre faces Main Street Square, which was developed to anchor the CBD’s primary METRORail station. In addition, local commuter and express bus lines serve the other three streets bordering the block occupied by the tower.

The site also provides easy access, via U.S. Highway 59 and Interstate 10, to the executive enclaves of River Oaks, Southampton, West University and the Memorial Villages, as well as other master-planned communities that ring the city. One City Centre also boasts one of the highest parking ratios provided by major downtown office buildings.

One City Centre was acquired by Behringer Harvard REIT I, Inc., the company’s flagship investment program, which is a public non-listed REIT that currently owns interests in 74 properties representing approximately 25 million square feet of rentable space in 23 states and the District of Columbia.

Behringer Harvard REIT I, Inc. owns interests in five other Houston properties including Travis Tower, in the Houston CBD; Eldridge Place, in Houston’s Energy Corridor; AMEC Paragon, in Houston’s West/Katy Freeway submarket; Westway One, in northwest Houston; and Loop Central, in the Galleria submarket.

Behringer Harvard also separately owns interests in two Houston-area multifamily communities under development: Alexan Voss and Eldridge at Briar Forest.

About Behringer Harvard

Behringer Harvard is a commercial real estate company investing in assets domestically and internationally. The company creates and manages strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures, and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard REIT I, Inc.  that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of equity of Behringer Harvard REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Jason Mattox Executive Vice President Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312

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